Exhibit 5.1

GRAUBARD MILLER

THE CHRYSLER BUILDING

405 LEXINGTON AVENUE

NEW YORK, NEW YORK 10174

September 29, 2015

PAVmed Inc.

420 Lexington Avenue, Suite 300

New York, New York 10170

Dear Sirs:

Reference is made to the Registration Statement on Form S-1 (“Registration Statement”) filed by PAVmed Inc. (“Company”), a Delaware corporation, under the Securities Act of 1933, as amended (“Act”), covering (i) up to 10,000,000 units (“Units”), with each Unit consisting of one share of the Company’s common stock (10,000,000 shares), par value $.001 per share (the “Common Stock”), and one warrant (10,000,000 warrants) (“Warrants”) each Warrant to purchase one share of the Company’s Common Stock (10,000,000 Shares) to the selling agents described therein, (ii) all shares of Common Stock and all Warrants issued as part of the Units and (iii) all shares of Common Stock issuable upon exercise of the Warrants included in the Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1.                   The Units, the Warrants and the Common Stock, when issued and sold in accordance with and in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non assessable.

2.                   The Warrants constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Our opinions set forth herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller